Exhibit 99.1

CNX Reports Second Quarter Results;
Quarterly Production of 122.6 Bcfe;
Total Production Costs Fall to $2.00 Per Mcfe;
Reduces Total Shares Outstanding by 8% Since October 2017

PITTSBURGH (August 2, 2018) - CNX Resources Corporation (NYSE: CNX) ("CNX" or the company) reports second quarter results. Throughout this release, CNX distinguishes between "attributable to CNX shareholders" and "consolidated" results.

Attributable to CNX shareholders: Excludes from consolidated results interests in CNX Midstream Partners LP (NYSE: CNXM) ("CNXM") not held by CNX, which was approximately 63.91% during the second quarter. The following results are reported on an attributable to CNX shareholders basis:

CNX reported net income attributable to CNX shareholders of $42 million, or earnings of $0.19 per diluted share, compared to net income attributable to CNX shareholders of $170 million, or earnings of $0.73 per diluted share, in the second quarter of 2017. Earnings before deducting net interest expense (interest expense less interest income), income taxes, depreciation, depletion and amortization, and exploration (EBITDAX) attributable to CNX shareholders1 was $165 million for the 2018 second quarter, compared to $326 million in the year-earlier quarter.

The company had adjusted net income attributable to CNX shareholders1 in the 2018 second quarter of $70 million, or $0.33 per diluted share, compared to $19 million, or $0.08 in the year-earlier quarter, after adjusting for certain items, which are highlighted in the EBITDAX reconciliation table. Adjusted EBITDAX attributable to CNX shareholders1 was $204 million for the 2018 second quarter, compared to $87 million in the year-earlier quarter.

Consolidated: Includes 100% of the results of CNX, CNX Gathering LLC, and CNXM on a consolidated basis. The following results are reported on a consolidated basis:

The company reported net income of $61 million for the 2018 second quarter, compared to net income of $170 million in the second quarter of 2017. EBITDAX from continuing operations1 was $192 million for the 2018 second quarter, compared to $326 million in the year-earlier quarter.

The company had adjusted net income in the 2018 second quarter of $90 million, or $0.42 per diluted share, compared to $19 million, or $0.08 in the year-earlier quarter, after adjusting for certain items, which are highlighted in the EBITDAX reconciliation table. Adjusted EBITDAX from continuing operations1 was $231 million for the 2018 second quarter, compared to $87 million in the year-earlier quarter.

During the second quarter of 2018, CNX sold 122.6 Bcfe of natural gas, or an increase of 33% from the 92.2 Bcfe sold in the year-earlier quarter, driven primarily from a substantial increase in Utica Shale volumes. Total quarterly production costs decreased to $2.00 per Mcfe, compared to the year-earlier quarter of $2.20 per Mcfe, driven primarily by reductions in transportation, gathering, and compression costs, and depreciation, depletion and amortization (DD&A). On a consolidated basis, capital expenditures were $264 million, compared to $146 million spent in the year-earlier quarter.

“With our continued focus on capital allocation, we had another successful quarter highlighted by the repurchase of an additional 5.3 million shares; redeeming $300 million of the outstanding 8.0% senior notes due in 2023; entering into an agreement to sell approximately $400 million in additional assets, and closing on the previously announced Asset Exchange Agreement with HG Energy," commented Nicholas J. DeIuliis, president and CEO. "Also, the dry Utica delineation program continued to see success with strong ongoing performance of the Richhill 11E well in

Exhibit 99.1

Southwest Pennsylvania, which is currently flowing above our guided type curve, along with exciting initial drilling cost results of our Shaw 1H well currently underway in Westmoreland County, Pennsylvania. Our internal rate of returns on our core drilling and completion capital program continue to drive our NAV per share."

On May 2, 2018, CNX closed on an Asset Exchange Agreement with HG Energy and received approximately $7 million in cash proceeds and certain undeveloped Marcellus and Utica acreage in its Southwest and Central Pennsylvania operating areas. In connection with the transaction, CNX also agreed to certain transactions with CNXM, including the amendment of the existing gas gathering agreement between CNX and CNXM to include an incremental well commitment of forty wells.

As previously announced, during the quarter, CNX entered into an agreement with Ascent Resources-Utica, LLC to sell substantially all of its Ohio Utica joint venture ("JV") assets for net cash proceeds of approximately $400 million, of which CNX received a deposit from the buyer of approximately $40 million in the second quarter. CNX did not have any additional activity associated with the divested assets in its future development plans. The company continues to evaluate the use of cash proceeds across further reducing debt and share count, investing in drilling and completion activities, and acquiring bolt-on acreage, as it becomes available. CNX will retain all related production and EBITDAX generated prior to closing, which the company expects to be in the third quarter of 2018, subject to customary closing conditions and adjustments.

Also, since the inception of the current repurchase program in October 2017, CNX has repurchased approximately 17.9 million shares, which includes 5.3 million shares repurchased within the second quarter, for $278 million. As of July 17, 2018, CNX's shares outstanding were 213,059,169. The company has approximately $172 million remaining on its $450 million share repurchase program. On July 30, 2018, the Board of Directors extended the share repurchase program to now end on December 31, 2018.

1The terms "adjusted net income attributable to CNX shareholders," "adjusted net income on consolidated basis," "EBITDAX attributable to CNX shareholder," " EBITDAX from continuing operations," "adjusted EBITDAX attributable to CNX shareholders," and " adjusted EBITDAX from continuing operations" are non-GAAP financial measures, which are defined and reconciled to the GAAP net income below, under the caption "Non-GAAP Financial Measures."

Second Quarter Operations Summary:

In the second quarter of 2018, CNX continued to operate three horizontal rigs and deployed a fourth in late June. The horizontal rigs drilled 16 wells including three dry Utica Shale wells in Monroe County, Ohio; four Marcellus Shale wells in Greene County, Pennsylvania; six Marcellus Shale wells in Washington County, Pennsylvania; and three Marcellus Shale wells in Tyler County, West Virginia. Drilling efficiencies continued to improve during the quarter, and the company successfully drilled a Marcellus Shale well in Greene County, Pennsylvania, in 10.8 days from spud to rig release.
During the quarter, the company utilized three frac crews to complete 18 wells including eight Marcellus Shale wells in Greene County, Pennsylvania; five Marcellus Shale wells in Washington County, Pennsylvania; and five Utica Shale wells in Harrison County, Ohio. CNX set a company record of completing 78,877 feet, or 394 stages, in the month of May. During the quarter, the company signed a three-year engagement with Evolution Well Services for an all-electric, natural gas-powered frac fleet. The company expects this new technology to provide longer-term visibility for predictive completion costs, while increasing frac efficiency and reducing fuel costs by approximately 30% and 80%, respectively.
CNX turned-in-line three Marcellus Shale wells in Washington County, Pennsylvania. The company expects to turn-in-line (TIL) approximately 30 wells in the third quarter, of which the company expects approximately 10 to get turned-in-line in late September, resulting in production peaking in the fourth quarter of 2018.
Marcellus Shale volumes, including liquids, in the 2018 second quarter were 64.7 Bcfe, approximately 14% higher than the 56.9 Bcfe produced in the 2017 second quarter. Marcellus total production costs were $2.17 per Mcfe in the just-ended quarter, which is a $0.12 per Mcfe increase from the second quarter of 2017 of $2.05 per Mcfe, driven by increases to water disposal costs and processing costs associated with the Shirley-Pennsboro wells that were turned-in-line during the third and fourth quarters of 2017. During the second quarter of 2018 water disposal costs improved, compared to the previous quarter, as the company reused more produced water for fracs, avoiding the need to send that water to disposal.
Utica Shale volumes, including liquids, in the 2018 second quarter were 42.6 Bcfe, approximately 209% higher than the 13.8 Bcfe in the year-earlier quarter, driven primarily from Monroe County, Ohio, volumes. The ramp in Monroe County, Ohio, volumes also benefited overall Utica Shale total production costs, which were $1.57 per Mcfe in the just-ended quarter, or a $0.47 per Mcfe improvement from the second quarter of 2017 total production costs of $2.04 per Mcfe.
CNX's natural gas production in the quarter came from the following categories:

	Quarter	Quarter		Quarter
	Ended	Ended		Ended
	June 30, 2018	June 30, 2017	% Increase/(Decrease)	March 31, 2018	% Increase/(Decrease)
GAS
Marcellus Sales Volumes (Bcf)	58.0	51.1	13.5%	56.1	3.4%
Utica Sales Volumes (Bcf)	40.4	10.7	277.6%	41.4	(2.4)%
CBM Sales Volumes (Bcf)	14.8	16.5	(10.3)%	15.9	(6.9)%
Other Sales Volumes (Bcf)[1]	0.4	4.9	(91.8)%	4.1	(90.2)%

LIQUIDS[2]
NGLs Sales Volumes (Bcfe)	8.4	8.1	3.7%	11.1	(24.3)%
Oil Sales Volumes (Bcfe)	0.1	0.2	(50.0)%	0.1	—%
Condensate Sales Volumes (Bcfe)	0.5	0.7	(28.6)%	0.8	(37.5)%

TOTAL (Bcfe)	122.6	92.2	33.0%	129.5	(5.3)%

Average Daily Production (MMcfe)	1,346.8	1,013.4		1,439.0
1Other Sales Volumes: primarily related to shallow oil and gas production that was sold at the end of the first quarter of 2018.
2NGLs, Oil and Condensate are converted to Mcfe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas, which is not indicative of the relationship of oil, NGLs, condensate, and natural gas prices.

PRICE AND COST DATA PER MCFE — Quarter-to-Quarter Comparison:

	Quarter	Quarter	Quarter
	Ended	Ended	Ended
(Per Mcfe)	June 30, 2018	June 30, 2017	March 31, 2018
Average Sales Price - Gas	$2.55	$2.81	$2.96
Average Gain (Loss) on Commodity Derivative Instruments - Cash Settlement- Gas	$0.15	$(0.39)	$(0.14)
Average Sales Price - Oil*	$9.72	$8.03	$9.41
Average Sales Price - NGLs*	$4.73	$2.66	$4.58
Average Sales Price - Condensate*	$9.47	$5.69	$8.22

Average Sales Price - Total Company	$2.87	$2.47	$3.00

Lease Operating Expense	$0.21	$0.23	$0.28
Production, Ad Valorem, and Other Fees	0.06	0.05	0.07
Transportation, Gathering and Compression	0.82	0.94	0.86
Depreciation, Depletion and Amortization (DD&A)	0.91	0.98	0.89
Total Production Costs	$2.00	$2.20	$2.10
Margin	$0.87	$0.27	$0.90

Addback: DD&A	$0.91	$0.98	$0.89
Margin, before DD&A	$1.78	$1.25	$1.79
*NGLs, Oil, and Condensate are converted to Mcfe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas, which is not indicative of the relationship of oil, NGLs, condensate, and natural gas prices.
Note: "Total Production Costs" excludes Selling, General, and Administration and Other Operating Expenses.

The average sales price of $2.87 per Mcfe, when combined with unit costs of $2.00 per Mcfe, resulted in a margin of $0.87 per Mcfe. This was an increase when compared to the year-earlier quarter, due to improvements in average sales price and total production costs.

Marketing Update:
For the second quarter of 2018, CNX's average sales price for natural gas, natural gas liquids (NGLs), oil, and condensate was $2.87 per Mcfe. CNX's average price for natural gas was $2.55 per Mcf for the quarter and, including cash settlements from hedging, was $2.70 per Mcf. The average realized price for all liquids for the second quarter of 2018 was $30.28 per barrel.

CNX's weighted average differential from NYMEX in the second quarter of 2018 was negative $0.40 per MMBtu. CNX's average sales price for natural gas before hedging decreased 14% to $2.55 per Mcf compared with the average sales price of $2.96 per Mcf in the first quarter of 2018. This decrease results primarily from a lower Henry Hub price coupled with a wider differential. Including the impact of cash settlements from hedging, CNX’s average sales price for natural gas was $0.12 per Mcf, or 4%, lower than the first quarter of 2018 and $0.28 per Mcf, or 12%, higher than last year’s second quarter.

Guidance Update:
CNX reaffirms 2018 production guidance of 490-515 Bcfe. Due to the increase in gas prices, CNX expects 2018 EBITDAX attributable to CNX shareholders to improve to $835-$860 million, or $945-$970 million on a consolidated basis.

The company expects 2018 net capital expenditures, which is the capital that CNX is responsible for to include midstream capital outside of CNXM, to increase to approximately $900-$950 million, compared to the previous guidance of $790-$915 million. More than half of the total capital increase is driven by well remediations and increased flowback volumes, which resulted in higher percentages of produced water getting trucked to the company's completions operations, versus lower cost fresh water that is piped. The remainder of the capital increase was due to inflation and steel tariffs and a prepayment related to the three-year agreement with Evolution Well Services, which is expected to drive future fuel savings and cycle time reductions.

Note: CNX is unable to provide a reconciliation of projected 2018 EBITDAX to projected net income, the most comparable financial measure calculated in accordance with GAAP, due to the unknown effect, timing, and potential significance of certain income statement items.

Total hedged natural gas production in the 2018 third quarter is 93.1 Bcf. The annual gas hedge position is shown in the table below:

	2018	2019
Volumes Hedged (Bcf), as of 7/11/18	370.9*	333.7
*Includes actual settlements of 206.8 Bcf.

CNX's hedged gas volumes include a combination of NYMEX financial hedges and physical fixed price sales. In addition, to protect the NYMEX hedge volumes from basis exposure, CNX enters into basis-only financial hedges and physical sales with fixed basis at certain sales points. CNX's gas hedge position through 2021 is shown in the table below:

	Q3 2018	2018	2019	2020	2021
NYMEX Only Hedges
Volumes (Bcf)	88.8	353.8	320.9	223.9	172.8
Average Prices ($/Mcf)	$3.19	$3.18	$3.05	$3.09	$3.02
Physical Fixed Price Sales
Volumes (Bcf)	4.3	17.1	12.8	11.0	21.3
Average Prices ($/Mcf)	$2.65	$2.64	$2.51	$2.44	$2.47
Total Volumes Hedged (Bcf)[1]	93.1	370.9	333.7	234.9	194.1

NYMEX + Basis (fully-covered volumes)[2]
Volumes (Bcf)	93.1	370.9	326.2	224.2	194.1
Average Prices ($/Mcf)	$2.80	$2.79	$2.71	$2.71	$2.55
NYMEX Only Hedges Exposed to Basis
Volumes (Bcf)	—	—	7.5	10.7	—
Average Prices ($/Mcf)	$—	$—	$3.05	$3.09	$—
Total Volumes Hedged (Bcf)[1]	93.1	370.9	333.7	234.9	194.1
1Q3 2018, 2018, and 2021 exclude 2.3 Bcf, 14.1 Bcf, and 3.9 Bcf, respectively of physical basis sales not matched with NYMEX hedges.
2Includes physical sales with fixed basis in Q3 2018, 2018, 2019, 2020, and 2021 of 23.8 Bcf, 91.7 Bcf, 109.9 Bcf, 67.2 Bcf, and 67.5 Bcf, respectively.

During the second quarter of 2018, CNX added additional NYMEX natural gas hedges of 15.6 Bcf for 2023. To help mitigate basis exposure on NYMEX hedges, in the second quarter CNX added 14.7 Bcf, 13.6 Bcf, 44.7 Bcf, and 17.3 Bcf of basis hedges for 2019, 2020, 2022, and 2023, respectively.

Finance:
At June 30, 2018, the company's credit facility had $422 million of borrowings outstanding and $251 million of letters of credit outstanding, leaving $1,427 million of unused capacity. In addition, CNX holds 21.7 million CNXM limited partnership units with a current market value of approximately $416 million as of July 17, 2018.
During the second quarter, CNX purchased $300 million of its outstanding 8.0% senior notes due in April 2023. As part of this transaction, a loss of $23 million was included in Loss on Debt Extinguishment on the Consolidated Statements of Income. The company expects the transaction to result in approximately $14 million in annual interest savings.

About CNX
CNX Resources Corporation (NYSE: CNX) is one of the largest independent natural gas exploration, development and production companies, with operations centered in the major shale formations of the Appalachian basin. The company deploys an organic growth strategy focused on responsibly developing its resource base. As of December 31, 2017, CNX had 7.6 trillion cubic feet equivalent of proved natural gas reserves. The company is a member of the Standard & Poor's Midcap 400 Index. Additional information may be found at www.cnx.com.

Non-GAAP Financial Measures
Definitions: EBIT is defined as earnings before deducting net interest expense (interest expense less interest income) and income taxes. EBITDAX is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes, depreciation, depletion and amortization, and exploration. Adjusted EBITDAX is defined as EBITDAX after adjusting for the discrete items listed below. Although EBIT, EBITDAX, and Adjusted EBITDAX are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that they are useful to an investor in evaluating CNX Resources because they are widely used to evaluate a company's operating performance. We exclude stock-based compensation from Adjusted EBITDAX because we do not believe it accurately reflects the actual operating expense incurred during the relevant period and may vary widely from period to period irrespective of operating results. Investors should not view these metrics as a substitute for measures of performance that are calculated in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT, EBITDAX, or Adjusted EBITDAX identically, the presentation here may not be comparable to similarly titled measures of other companies.

Reconciliation of EBIT, EBITDAX, Adjusted EBITDAX and Adjusted Net Income to financial net income attributable to CNX Resources shareholders is as follows (dollars in 000):

	Three Months Ended
	June 30,
	2018	2018	2018	2018	2017
Dollars in thousands	E&P	Midstream	Unallocated[1]	Total Company	Total Company
Net Income (Loss)	$42,124	$27,780	$(8,510)	$61,394	$169,510

Less: Income from Discontinued Operations	—	—	—	—	(47,703)
Add: Interest Expense	31,320	7,118	—	38,438	40,683
Less: Interest Income	—	—	—	—	(6,077)
Add: Income Taxes (Benefit)	—	—	(31,102)	(31,102)	57,958
Earnings Before Interest & Taxes (EBIT)	73,444	34,898	(39,612)	68,730	214,371

Add: Depreciation, Depletion & Amortization	111,125	7,962	—	119,087	91,640

Add: Exploration Expense	$3,699	$—	$—	$3,699	$19,717

Earnings Before Interest, Taxes, DD&A and Exploration (EBITDAX) from Continuing Operations	$188,268	$42,860	$(39,612)	$191,516	$325,728

Adjustments:
Unrealized Gain on Commodity Derivative Instruments	(8,975)	—	—	(8,975)	(116,073)
Gain on Certain Asset Sales	—	—	—	—	(126,707)
Severance Expense	257	—	—	257	73
Loss on Debt Extinguishment	—	—	23,413	23,413	36
Stock-Based Compensation	5,018	691	—	5,709	4,163
Impairment of Other Intangible Assets	—	—	18,650	18,650	—
Total Pre-tax Adjustments	(3,700)	691	42,063	39,054	(238,508)

Adjusted EBITDAX from Continuing Operations	$184,568	$43,551	$2,451	$230,570	$87,220

Less: Adjusted EBITDA Attributable to Noncontrolling Interest[2]	—	26,711	—	26,711	—

Adjusted EBITDAX Attributable to CNX Resources Shareholders	$184,568	$16,840	$2,451	$203,859	$87,220
Note: Income tax effect of Total Pre-tax Adjustments was $10,592 and ($88,332) for the three months ended June 30, 2018 and June 30, 2017, respectively.
EBITDAX Attributable to CNX Resources shareholders of $165,221 is calculated as EBTIDAX from continuing operations of $191,516 less Adjusted EBITDA Attributable to Noncontrolling interest of $26,711, plus Stock-based compensation of $416.
Adjusted net income for the three months ended June 30, 2018 is calculated as GAAP net income of $61,394 plus total pre-tax adjustments from the above table of $39,054, less the associated tax expense of $10,592 equals adjusted net income of $89,856. Adjusted net income for the three months ended June 30, 2017 is calculated as GAAP net income of $169,510 less total pre-tax adjustments from the above table of $238,508, plus the associated tax expense of $88,332 equals adjusted net income of $19,334

Adjusted net income attributable to CNX Resources shareholders for the three months ended June 30, 2018 is calculated as GAAP net income attributable to CNX shareholders of $42,014 plus total pre-tax adjustments from the above table of $39,054, less the associated tax expense of $10,592 equals adjusted net income attributable to CNX shareholders of $70,476. Adjusted net income attributable to CNX Resources shareholders for the three months ended June 30, 2017 is calculated as GAAP net income attributable to CNX shareholders of $169,510 less total pre-tax adjustments from the above table of $238,508, plus the associated tax expense of $88,332 equals adjusted net income attributable to CNX shareholders of $19,334.
1CNX's unallocated expenses include other expense, gain on sale of assets, loss on debt extinguishment, impairment of other intangible asset and income taxes.
2Adjusted EBITDA Attributable to Noncontrolling Interest for the three months ended June 30, 2018 is Net Income Attributable to Noncontrolling interest of $19,380 plus Depreciation, Depletion and Amortization of $3,078, plus Interest Expense of $3,835, plus Stock-based compensation of $416. Calculated by taking an average noncontrolling interest percentage of 63.91%.

Management uses net debt to determine the company's outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand. Management believes that using net debt attributable to CNX Resources shareholders is useful to investors in determining the company's leverage ratio since the company could choose to use its cash and cash equivalents to retire debt.

Net Debt Attributable to CNX Resources Shareholders	June 30, 2018
	E&P	Midstream	Total
Total Debt (GAAP)[1]	$1,950,372	$404,169	$2,354,541
Less Cash and Cash Equivalents	48,620	6,226	54,846
Net Debt (Non-GAAP)	1,901,752	397,943	2,299,695
Net Debt Attributable to Noncontrolling Interest[2]	—	254,325	254,325
Net Debt Attributable to CNX Resources Shareholders	$1,901,752	$143,618	$2,045,370
1Includes current portion.
2Calculated by taking an average noncontrolling interest percentage of 63.91%

Cautionary Statements
We are including the following cautionary statement in this press release to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of us. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in 21E of the Securities Exchange Act of 1934 (the "Exchange Act")) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words "believe," "intend," "expect," "may," "should," "anticipate," "could," "estimate," "plan," "predict," "project," "will," or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe a strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: prices for natural gas and natural gas liquids are volatile and can fluctuate widely based upon a number of factors beyond our control including oversupply relative to the demand for our products, weather and the price and availability of alternative fuels; an extended decline in the prices we receive for our natural gas and natural gas liquids affecting our operating results and cash flows; our dependence on gathering, processing and transportation facilities and other midstream facilities owned by CNXM and others; disruption of, capacity constraints in, or proximity to pipeline systems that could limit sales of our natural gas and natural gas liquids, and decreases in availability of third-party pipelines or other midstream facilities interconnected to CNXM’s gathering systems; uncertainties in estimating our economically recoverable natural gas reserves, and inaccuracies in our estimates; the high-risk nature of drilling natural gas wells; our identified drilling locations are scheduled out over multiple years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling; the impact of potential, as well as any adopted environmental regulations including any relating to greenhouse gas emissions on our operating costs as well as on the market for natural gas and for our securities; environmental regulations introduce uncertainty that could adversely impact the market for natural gas with potential short and long-term liabilities; the risks inherent in natural gas operations, including our reliance upon third party contractors, being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, explosions, accidents and weather conditions that could impact financial results; decreases in the availability of, or increases in the price of, required personnel, services, equipment, parts and raw materials to support our operations; if natural gas prices remain depressed or drilling efforts are unsuccessful, we may be required to record write-downs of our proved natural gas properties; a loss of our competitive position because of the competitive nature of the natural gas industry or overcapacity in this industry impairing our profitability; deterioration in the economic conditions in any of the industries in which our customers operate, a domestic or worldwide financial downturn, or negative credit market conditions; hedging activities may prevent us from benefiting from price increases and may expose us to other risks; our inability to collect payments from customers if their creditworthiness declines or if they fail to honor their contracts; existing and future government laws, regulations and other legal requirements that govern our business may increase our costs of doing business and may restrict our operations; significant costs and liabilities may be incurred as a result of pipeline and related facility integrity management program testing and any related pipeline repair or preventative or remedial measures; our ability to find adequate water sources for our use in natural gas drilling, or our ability to dispose of or recycle water used or removed from strata in connection with our gas operations at a reasonable cost and within applicable environmental rules; the outcomes of various legal proceedings, including those which are more fully described in our reports filed under the Exchange Act; acquisitions and divestitures we anticipate may not occur or produce anticipated benefits; risks associated with our debt; failure to find or acquire economically recoverable natural gas reserves to replace our current natural gas reserves; decrease in our borrowing base, which could decrease for a variety of reasons including lower natural gas prices, declines in natural gas proved reserves, and lending requirements or regulations; we may operate a portion of our business with one or more joint venture partners or in circumstances where we are not the operator, which may restrict our operational and corporate flexibility and we may not realize the benefits we expect to realize from a joint venture; changes in federal or state income tax laws, particularly in the area of intangible drilling costs; challenges associated with strategic determinations, including the allocation of capital and other resources to strategic opportunities; our development and exploration projects, as well as CNXM’s midstream system development, require substantial capital expenditures; terrorist attacks or cyber-attacks could have a material adverse effect on our business, financial condition or results of operations; construction of new gathering, compression, dehydration, treating or other midstream assets by CNXM may not result in revenue increases and may be subject to regulatory, environmental, political, legal and economic risks; our success depends on key members of our management and our ability to attract and retain experienced technical and other professional personnel; we may not achieve some or all of the expected benefits of the separation of CONSOL Energy; CONSOL Energy may fail to perform under various transaction agreements that were executed as part of the separation, including with respect to indemnification obligations; CONSOL Energy may not be able to satisfy its indemnification obligations in the future and such indemnities may not be sufficient to hold us harmless from the full amount of liabilities for which CONSOL Energy has been allocated responsibility; and the separation could result in substantial tax liability; and, with respect to the sale of the Ohio Joint Venture Utica assets, disruption to our business, including customer, employee and supplier relationships resulting from this transaction, risks that the conditions to closing may not be satisfied and the sale may not occur, and the impact of the transaction on our future operating and financial results. Additional factors are described in detail under the captions "Forward Looking Statements" and "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission, as supplemented by our quarterly reports on Form 10-Q.

Contacts:
Investor:     Tyler Lewis, at (724) 485-3157

Media:     Brian Aiello, at (724) 485-3078

CNX RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)	Three Months Ended		Six Months Ended
(Unaudited)	June 30,		June 30,
Revenues and Other Operating Income:	2018	2017	2018	2017
Natural Gas, NGLs and Oil Revenue	$334,517	$260,306	$740,140	$578,069
Gain on Commodity Derivative Instruments	25,660	83,788	60,747	61,325
Purchased Gas Revenue	9,930	10,316	27,985	19,294
Midstream Revenue	23,483	—	49,737	—
Other Operating Income	8,534	16,658	19,244	32,308
Total Revenue and Other Operating Income	402,124	371,068	897,853	690,996
Costs and Expenses:
Operating Expense
Lease Operating Expense	25,338	21,074	62,148	42,705
Transportation, Gathering and Compression	75,767	86,599	162,028	180,931
Production, Ad Valorem, and Other Fees	7,703	4,606	16,936	13,935
Depreciation, Depletion and Amortization	119,087	91,640	243,754	187,318
Exploration and Production Related Other Costs	3,699	19,717	6,079	29,502
Purchased Gas Costs	9,747	10,194	26,801	19,089
Impairment of Exploration and Production Properties	—	—	—	137,865
Impairment of Other Intangible Assets	18,650	—	18,650	—
Selling, General, and Administrative Costs	34,909	21,754	66,258	43,556
Other Operating Expense	17,786	24,106	33,832	42,282
Total Operating Expense	312,686	279,690	636,486	697,183
Other (Income) Expense
Other Expense (Income)	575	5,475	(5,917)	9,550
Gain on Asset Sales	(3,280)	(134,581)	(14,622)	(138,577)
Gain on Previously Held Equity Interest	—	—	(623,663)	—
Loss (Gain) on Debt Extinguishment	23,413	36	39,048	(786)
Interest Expense	38,438	40,683	76,989	82,289
Total Other Expense (Income)	59,146	(88,387)	(528,165)	(47,524)
Total Costs And Expenses	371,832	191,303	108,321	649,659
Earnings From Continuing Operations Before Income Tax	30,292	179,765	789,532	41,337
Income Tax (Benefit) Expense	(31,102)	57,958	182,592	10,536
Income From Continuing Operations	61,394	121,807	606,940	30,801
Income From Discontinued Operations, net	—	47,703	—	99,743
Net Income	61,394	169,510	606,940	130,544
Less: Net Income Attributable to Noncontrolling Interest	19,380	—	37,363	—
Net Income Attributable to CNX Resources Shareholders	$42,014	$169,510	$569,577	$130,544

CNX RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (CONTINUED)

(Dollars in thousands, except per share data)	Three Months Ended		Six Months Ended
(Unaudited)	June 30,		June 30,
Earnings Per Share	2018	2017	2018	2017
Basic
Income from Continuing Operations	$0.19	$0.53	$2.60	$0.13
Income from Discontinued Operations	—	0.21	—	0.44
Total Basic Earnings Per Share	$0.19	$0.74	$2.60	$0.57
Dilutive
Income from Continuing Operations	$0.19	$0.52	$2.57	$0.13
Income from Discontinued Operations	—	0.21	—	0.43
Total Dilutive Earnings Per Share	$0.19	$0.73	$2.57	$0.56

Dividends Declared Per Share	$—	$—	$—	$—

CNX RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended		Six Months Ended
(Dollars in thousands)	June 30,		June 30,
(Unaudited)	2018	2017	2018	2017
Net Income	$61,394	$169,510	$606,940	$130,544
Other Comprehensive Income:
Actuarially Determined Long-Term Liability Adjustments (Net of tax: ($687), ($2,034), ($781), ($4,086))	1,812	3,464	1,982	6,966

Comprehensive Income	63,206	172,974	608,922	137,510

Less: Comprehensive Income Attributable to Noncontrolling Interest	19,380	—	37,363	—

Comprehensive Income Attributable to CNX Resources Shareholders	$43,826	$172,974	$571,559	$137,510

CNX RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(Dollars in thousands)	June 30, 2018	December 31, 2017
ASSETS
Current Assets:
Cash and Cash Equivalents	$54,846	$509,167
Accounts and Notes Receivable:
Trade	132,016	156,817
Other Receivables	17,421	48,908
Supplies Inventories	10,499	10,742
Recoverable Income Taxes	27,780	31,523
Prepaid Expenses	56,431	95,347
Current Assets Held for Sale	20,153	—
Total Current Assets	319,146	852,504
Property, Plant and Equipment:
Property, Plant and Equipment	8,941,426	9,316,495
Less—Accumulated Depreciation, Depletion and Amortization	2,399,555	3,526,742
Property, Plant and Equipment of Assets Held for Sale, Net	230,593	—
Total Property, Plant and Equipment—Net	6,772,464	5,789,753
Other Assets:
Investment in Affiliates	22,347	197,921
Goodwill	796,359	—
Other Intangible Assets	106,476	—
Other	190,966	91,735
Total Other Assets	1,116,148	289,656
TOTAL ASSETS	$8,207,758	$6,931,913

CNX RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(Dollars in thousands, except per share data)	June 30, 2018	December 31, 2017
LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$186,397	$211,161
Current Portion of Long-Term Debt	6,915	7,111
Other Accrued Liabilities	227,871	223,407
Current Liabilities Held for Sale	53,808	—
Total Current Liabilities	474,991	441,679
Long-Term Debt:
Long-Term Debt	2,330,780	2,187,026
Capital Lease Obligations	16,846	20,347
Total Long-Term Debt	2,347,626	2,207,373
Deferred Credits and Other Liabilities:
Deferred Income Taxes	235,407	44,373
Asset Retirement Obligations	7,606	198,768
Other	103,205	139,821
Total Deferred Credits and Other Liabilities	346,218	382,962
TOTAL LIABILITIES	3,168,835	3,032,014
Stockholders’ Equity:
Common Stock, $.01 Par Value; 500,000,000 Shares Authorized, 213,420,535 Issued and Outstanding at June 30, 2018; 223,743,322 Issued and Outstanding at December 31, 2017	2,138	2,241
Capital in Excess of Par Value	2,372,650	2,450,323
Preferred Stock, 15,000,000 shares authorized, None issued and outstanding	—	—
Retained Earnings	1,940,507	1,455,811
Accumulated Other Comprehensive Loss	(6,494)	(8,476)
Total CNX Resources Stockholders’ Equity	4,308,801	3,899,899
Noncontrolling Interest	730,122	—
TOTAL STOCKHOLDERS' EQUITY	5,038,923	3,899,899
TOTAL LIABILITIES AND EQUITY	$8,207,758	$6,931,913

CNX RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(Dollars in thousands)	Common Stock	Capital in Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Loss	Total CNX Resources Corporation Stockholders’ Equity	Non- Controlling Interest	Total Stockholders' Equity
Balance at December 31, 2017	$2,241	$2,450,323	$1,455,811	$(8,476)	$3,899,899	$—	$3,899,899
(Unaudited)
Net Income	—	—	569,577	—	569,577	37,363	606,940
Other Comprehensive Income (Net of ($781) Tax)	—	—	—	1,982	1,982	—	1,982
Comprehensive Income	—	—	569,577	1,982	571,559	37,363	608,922
Issuance of Common Stock	7	1,556	—	—	1,563	—	1,563
Purchase and Retirement of Common Stock (11,086,082 shares)	(110)	(88,578)	(80,031)	—	(168,719)	—	(168,719)
Shares Withheld for Taxes	—	—	(4,850)	—	(4,850)	(347)	(5,197)
Acquisition of CNX Gathering, LLC	—	—	—	—	—	718,577	718,577
Amortization of Stock-Based Compensation Awards	—	9,349	—	—	9,349	1,269	10,618
Distributions to CNXM Noncontrolling Interest Holders	—	—	—	—	—	(26,740)	(26,740)
Balance at June 30, 2018	$2,138	$2,372,650	$1,940,507	$(6,494)	$4,308,801	$730,122	$5,038,923

CNX RESOURCES AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)	Three Months Ended		Six Months Ended
(Unaudited)	June 30,		June 30,
Cash Flows from Operating Activities:	2018	2017	2018	2017
Net Income (Loss)	$61,394	$169,510	$606,940	$130,544
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided By Operating Activities:
Net Income from Discontinued Operations	—	(47,703)	—	(99,743)
Depreciation, Depletion and Amortization	119,087	91,640	243,754	187,318
Amortization of Deferred Financing Costs	1,778	—	4,821	—
Impairment of Exploration and Production Properties	—	—	—	137,865
Impairment of Other Intangible Assets	18,650	—	18,650	—
Stock-Based Compensation	5,708	4,163	10,618	7,917
Gain on Sale of Assets	(3,280)	(134,581)	(14,622)	(138,577)
Gain on Previously Held Equity Interest	—	—	(623,663)	—
Loss (Gain) on Debt Extinguishment	23,413	36	39,048	(786)
(Gain) Loss on Commodity Derivative Instruments	(25,660)	(83,788)	(60,747)	(61,325)
Net Cash Received (Paid) in Settlement of Commodity Derivative Instruments	16,684	(32,285)	(307)	(79,388)
Deferred Income Taxes	(23,500)	34,857	190,194	10,536
Equity in Earnings of Affiliates	(1,669)	(10,055)	(3,447)	(22,385)
Changes in Operating Assets:
Accounts and Notes Receivable	29,651	(3,308)	44,156	6,661
Recoverable Income Taxes	(7,602)	14,196	3,743	6,492
Supplies Inventories	177	(264)	243	328
Prepaid Expenses	2,382	6,043	1,327	6,480
Changes in Other Assets	—		—
Changes in Operating Liabilities:
Accounts Payable	(5,350)	(4,141)	(3,198)	20,813
Accrued Interest	(28,263)	(34,974)	(3,358)	795
Other Operating Liabilities	6,755	(11,298)	1,504	699
Changes in Other Liabilities	126	17,567	(5,374)	13,516
Other	1,108	33,642	648	44,572
Net Cash Provided by Continuing Operating Activities	191,589	9,257	450,930	172,332
Net Cash Provided by Discontinued Operating Activities	—	79,420	—	128,140
Net Cash Provided by Operating Activities	191,589	88,677	450,930	300,472
Cash Flows from Investing Activities:
Capital Expenditures	(264,174)	(145,839)	(496,659)	(249,962)
CNX Gathering LLC Acquisition, Net of Cash Acquired	—	—	(299,272)	—
Proceeds from Asset Sales	51,657	318,299	153,420	328,167
Net Distributions from Equity Affiliates	—	18,791	3,650	24,700
Net Cash Provided by Continuing Investing Activities	(212,517)	191,251	(638,861)	102,905
Net Cash Provided by Discontinued Investing Activities	—	(7,084)	—	(6,380)
Net Cash Provided by Investing Activities	(212,517)	184,167	(638,861)	96,525
Cash Flows from Financing Activities:
Payments on Short-Term Borrowings	—	—	—	—
Payments on Miscellaneous Borrowings	(1,705)	(4,020)	(3,748)	(5,973)
Payments on Long-Term Notes	(318,000)	(18,942)	(723,419)	(117,185)
Proceeds from CNX Revolving Credit Facility	422,000		422,000
Net Payments on CNXM Revolving Credit Facility	(9,000)	—	(138,500)	—
Distributions to CNXM Noncontrolling Interest Holders	(13,614)	—	(26,740)	—
Proceeds from Issuance of CNXM Senior Notes	—	—	394,000	—
Proceeds from Issuance of Common Stock	507	229	1,563	723
Shares Withheld for Taxes	(35)	(815)	(5,197)	(7,093)
Purchases of Common Stock	(85,841)	—	(166,720)	—
Debt Repurchase and Financing Fees	(1,028)	(48)	(19,629)	(298)
Net Cash Used in Continuing Financing Activities	(6,716)	(23,596)	(266,390)	(129,826)
Net Cash Used in Discontinued Financing Activities	—	(11,479)	—	(21,935)
Net Cash Used in Financing Activities	(6,716)	(35,075)	(266,390)	(151,761)
Net (Decrease) Increase in Cash and Cash Equivalents	(27,644)	237,769	(454,321)	245,236
Cash and Cash Equivalents at Beginning of Period	82,490	53,766	509,167	46,299
Cash and Cash Equivalents at End of Period	$54,846	$291,535	$54,846	$291,535